CONSENT OF INDEPENDENT AUDITORS



The Trustees and Shareholders
Evergreen Variable Annuity Trust

         We consent to the use of our report dated January 29, 1999 for Evergreen VA Aggressive Growth Fund, Evergreen VA Fund, Evergreen VA Foundation Fund, Evergreen VA Global Leaders Fund, Evergreen VA Growth and Income Fund, Evergreen VA International Growth Fund, Evergreen VA Small Cap Equity Income Fund and Evergreen VA Strategic Income Fund incorporated herein by reference, and to the references to our firm under the captions "Financial Highlights" in the prospectus and "Independent Auditors" in the Statement of Additional Information.


                                             /s/ KPMG Peat Marwick LLP

                                             KPMG Peat Marwick LLP

Boston, Massachusetts
February 26, 1998